Exhibit 1.1
SALES AGENCY FINANCING AGREEMENT
     Sales Agency Financing Agreement (this “Agreement”), dated as of November 9, 2009, between DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation (the “Company”), and BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of Delaware (“BNYMCM”).
W I T N E S S E T H:
     WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement Shares with an aggregate Sales Price of up to $200,000,000 upon the terms and subject to the conditions contained herein; and
     WHEREAS, BNYMCM has been appointed by the Company as its agent to sell the Shares and agrees to use its commercially reasonable efforts to sell the Shares offered by the Company upon the terms and subject to the conditions contained herein.
     NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:
     “Actual Sold Amount” means the number of Issuance Shares that BNYMCM has sold during the Selling Period.
     “Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
     “Applicable Time” means the time of sale of any Shares pursuant to this Agreement.
     “BNYMCM” has the meaning set forth in the introductory paragraph of this Agreement.
     “Closing” has the meaning set forth in Section 2.02.
     “Closing Date” means the date on which the Closing occurs.

     “Code” has the meaning set forth in Section 3.15.
     “Code of Regulations” has the meaning set forth in Section 3.13.
     “Comfort Letter Trigger Event” has the meaning set forth in Section 4.08.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment Period” means the period commencing on the Closing Date and expiring on the earliest to occur of (x) the date on which BNYMCM shall have sold the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article VII and (z) the third anniversary of the Closing Date.
     “Common Shares” shall mean the Company’s Common Shares, $0.10 par value per share.
     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Controlling Persons” has the meaning set forth in Section 6.01.
     “Defects” has the meaning set forth in Section 3.19.
     “Delayed Settlement Issuance Price” means, in the context of a Delayed Settlement Date, the Standard Settlement Issuance Price less, in the event that (x) any day in the applicable Selling Period has been designated by the Company as a record date for the payment of dividends on the Common Shares, (y) BNYMCM has sold Issuance Shares in such Selling Period on or prior to such record date and (z) any such Issuance Shares did not, or are not entitled to, receive such dividends, an amount equal to any dividends paid or payable to the holders of Common Shares but not paid or payable to holders of such Issuance Shares.
     “Delayed Settlement Date” means a Settlement Date subsequent to the Standard Settlement Date relating to all sales for the applicable Selling Period that is on or before the third business day following the last day of such Selling Period, whereon the Company shall deliver to BNYMCM the amount of Shares sold during such Selling Period and BNYMCM shall deliver to the Company the Delayed Settlement Issuance Price received on such sales.
     “Effective Date” means the date and time as of which the Original Registration Statement and each amendment thereto (including amendments filed for the purpose of complying with Section 10(a)(3) of the Securities Act) became or become effective, including each deemed effective date with respect to BNYMCM pursuant to Rule 430B(f)(2) under the Securities Act.
     “EDGAR” has the meaning set forth in Section 4.05.
     “Environmental Laws” has the meaning set forth in Section 3.22.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FINRA” has the meaning set forth in Section 5.01(f).

     “Floor Price” means the minimum price set by the Company in the Issuance Notice below which BNYMCM shall not sell Shares during the applicable Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $1.00 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.
     “Free Writing Prospectus” has the meaning set forth in Section 2.05.
     “GAAP” has the meaning set forth in Section 3.06.
     “Hazardous Materials” has the meaning set forth in Section 3.22.
     “Indemnified Party” has the meaning set forth in Section 6.03.
     “Indemnifying Party” has the meaning set forth in Section 6.03.
     “Initial Authorized Amount” means an Issuance Amount of $50,000,000 approved by the Board of Directors of the Company for issuance under this Agreement, which amount may be increased from time to time by the Company’s Board of Directors (in which case the term “Initial Authorized Amount” shall refer to such increased amount).
     “Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring BNYMCM to use its commercially reasonable efforts to sell the Common Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.
     “Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be sold by BNYMCM with respect to any Issuance, which may not exceed $100,000,000 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion.
     “Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b).
     “Issuance Notice” means a written notice to BNYMCM delivered in accordance with this Agreement in the form attached hereto as Exhibit A.
     “Issuance Price” means either the Standard Settlement Issuance Price or the Delayed Settlement Issuance Price, as the case may be.
     “Issuance Shares” means all Common Shares issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.
     “Issuance Supplement” has the meaning set forth in Section 3.01.
     “Material Adverse Effect” has the meaning set forth in Section 3.05.
     “Maximum Program Amount” means Common Shares with an aggregate Sales Price of $200,000,000 (or, if less, the aggregate amount of Shares registered under the Registration Statement).
     “Officers’ Certificate Trigger Event” has the meaning set forth in Section 4.09.
     “Opinion Trigger Event” has the meaning set forth in Section 4.07.

     “Original Registration Statement” has the meaning set forth in Section 3.01.
     “Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.
     “Portfolio Properties” has the meaning set forth in Section 3.19.
     “preliminary prospectus” has the meaning set forth in Section 3.01.
     “Principal Market” means the New York Stock Exchange.
     “Prospectus” has the meaning set forth in Section 3.01.
     “Prospectus Supplement” has the meaning set forth in Section 5.01(k).
     “Registration Statement” has the meaning set forth in Section 3.01.
     “REIT” has the meaning set forth in Section 3.15.
     “Representation Date” has the meaning set forth in the introductory paragraph of Article III.
     “Sales Price” means the actual sale execution price of each Share sold by BNYMCM on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Selling Commission” means 1.0% of the Sales Price of Shares sold during a Selling Period.
     “Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b).
     “Settlement Date” means either a Standard Settlement Date or a Delayed Settlement Date; it being understood that the Company shall determine, in its sole discretion, whether the Settlement Date(s) in any Selling Period shall be a Standard Settlement Date or a Delayed Settlement Date.
     “Shares” shall mean the Company’s Common Shares issued or issuable pursuant to this Agreement.
     “Significant Subsidiary” has the meaning set forth in Section 3.09.
     “Standard Settlement Date” means the third business day following each Trading Day during the applicable Selling Period, when the Company shall deliver to BNYMCM the amount of Shares sold on such Trading Day and BNYMCM shall deliver to the Company the Standard Settlement Issuance Price received on such sales.
     “Standard Settlement Issuance Price” means, in the context of a Standard Settlement Date, the Sales Price less the Selling Commission.
     “Stand Off Period” has the meaning set forth in Section 4.10.
     “Trading Day” means any day which is a trading day on the Principal Market, other than a day on which trading is scheduled to close prior to its regular weekday closing time.
     “Voting Stock” of any Person as of any date means the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the board of directors or other similar governing body of such Person.
ARTICLE II
ISSUANCE AND SALE OF COMMON SHARES
     Section 2.01 (a) Issuance. Upon the terms and subject to the conditions of this Agreement, the Company may issue Shares through BNYMCM and BNYMCM shall use its commercially reasonable efforts to sell Shares, with an aggregate Sales Price of up to the Maximum Program Amount, based on and in accordance with such number of Issuance Notices as the Company in its sole discretion shall choose to deliver, during the Commitment Period. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, BNYMCM will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified in such Issuance Notice into the Principal Market, and otherwise in accordance with the terms of such Issuance Notice. BNYMCM will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. BNYMCM may sell Issuance Shares in the manner described in Section 2.01(b). The Company acknowledges and agrees that (i) there can be no assurance that BNYMCM will be successful in selling Issuance Shares and (ii) BNYMCM will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by BNYMCM to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, BNYMCM will be acting as agent for the Company and not as principal.
     (b) Method of Offer and Sale. The Shares may be offered and sold (i) in privately negotiated transactions (if and only if the parties hereto have so agreed in writing) or (ii) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network. Nothing in this Agreement shall be deemed to require either party to agree to the method of offer and sale specified in clause (i) above, and either party may withhold its consent thereto in such party’s sole discretion.
     (c) Issuances. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) during the Commitment Period on which the conditions set forth in Sections 5.01 and 5.02 have been satisfied, the Company may exercise its right to call for an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer, the President, the Chief Financial Officer or the Chief Investment Officer of the Company, to BNYMCM. The number of Issuance Shares that BNYMCM shall use its commercially reasonable efforts to sell pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount. Each Issuance will be settled on the applicable Settlement Date following the Issuance Date.
     Section 2.02 Effectiveness. The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to BNYMCM a certificate executed by the Secretary of the Company, signing in such capacity, dated the Closing Date and (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate, and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed this Agreement for or on behalf of the Company; (ii) the Company shall deliver to BNYMCM a certificate executed by the Chief Executive Officer, the President, the Chief Investment Officer or any Executive or Senior Vice President of the Company and by the Chief Financial Officer or Treasurer of the Company, signing in such respective capacities, dated the Closing Date, confirming that the representations and warranties of the Company contained in this Agreement are true and correct and that the Company has performed, in all material respects, all of it obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (iii) Jones Day, counsel to the Company, shall deliver to BNYMCM an opinion, dated the Closing Date and addressed to BNYMCM, substantially in the form of Exhibit B; (iv) PricewaterhouseCoopers LLP shall deliver to BNYMCM a letter, dated the Closing Date, in form and substance reasonably satisfactory to BNYMCM; and (v) the Company shall pay the expenses set forth in Section 9.02(ii) by wire transfer to the account designated by BNYMCM in writing prior to the Closing.
     Section 2.03 Mechanics of Issuances.
     (a) Issuance Notice. On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to BNYMCM, subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that (i) the Issuance Amount for each Issuance as designated by the Company in the applicable Issuance Notice shall in no event exceed $100,000,000 without the prior written consent of BNYMCM, which may be withheld in BNYMCM’s sole discretion, and (ii) notwithstanding anything in this Agreement to the contrary, BNYMCM shall have no further obligations with respect to any Issuance Notice if and to the extent the aggregate Sales Price of the Issuance Shares sold pursuant thereto, together with the aggregate Sales Price of the Shares previously sold under this Agreement, shall exceed the Maximum Program Amount. The Company shall have the right, in its sole discretion, to amend at any time and from time to time any Issuance Notice; provided, however, that the Company may not amend the Issuance Amount if such amended Issuance Amount is less than the Actual Sold Amount as of the date of such amendment.
     (b) Delivery of Issuance Notice. An Issuance Notice or any amendment thereto shall be deemed delivered on the Trading Day that it is received by facsimile or e-mail (and the Company confirms such delivery by telephone (including voicemail message)) by BNYMCM. No Issuance Notice or any amendment thereto may be delivered other than on a Trading Day during the Commitment Period.
     (c) Floor Price. BNYMCM shall not sell Shares below the Floor Price during the applicable Selling Period and such Floor Price may be adjusted by the Company at any time during the applicable Selling Period upon notice to BNYMCM and confirmation by BNYMCM to the Company.
     (d) Determination of Issuance Shares to be Sold. The number of Issuance Shares to be sold by BNYMCM with respect to any Issuance shall be the Actual Sold Amount during the Selling Period.
     (e) Trading Guidelines. BNYMCM may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Shares for its own account while this Agreement is in effect provided that (i) no such purchase or sale shall take place while an Issuance Notice is in effect (except to the extent BNYMCM may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity), (ii) in no circumstances shall BNYMCM have a short position in the Common Shares for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by BNYMCM. In addition, the Company hereby acknowledges and agrees that BNYMCM’s Affiliates, subject to compliance with Regulation M under the Exchange Act, may make markets in the Common Shares or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, Common Shares or other securities of the Company, at the same time BNYMCM is acting as agent pursuant to this Agreement; provided, however, that the Company shall not be deemed to have authorized or consented to any such purchases or sales by BNYMCM’s Affiliates.
     Section 2.04 Settlements. Subject to the provisions of Article V, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting BNYMCM or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Issuance Shares, which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form, BNYMCM will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date. If the

Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold BNYMCM harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to BNYMCM any Selling Commission to which it would otherwise have been entitled absent such default. The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, BNYMCM may borrow Common Shares from stock lenders, and may use the Issuance Shares to settle or close out such borrowings.
     Section 2.05 Use of Free Writing Prospectus. Neither the Company nor BNYMCM has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute, without the other party’s prior written consent, any “written communication” that constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act with respect to the offering contemplated by this Agreement (any such free writing prospectus being referred to herein as a “Free Writing Prospectus”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to, and agrees with, BNYMCM that as of the Closing Date, as of each Issuance Date, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:
     Section 3.01 Listing, Filing and Effectiveness of Registration Statement. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed and quoted on the Principal Market under the trading symbol “DDR”, and the Shares have been or will have been listed on the Principal Market prior to delivery of the first Issuance Notice hereunder, subject to notice of issuance. The Company (i) meets the requirements for the use of Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the transactions contemplated by this Agreement and (ii) has been subject to the requirements of Section 12 of the Exchange Act and has timely filed all the material required to be filed pursuant to Sections 13 and 14 of the Exchange Act for a period of more than 12 calendar months (other than a report that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K).
     The Company has filed with the Commission an automatic shelf registration statement on Form S-3 (No. 333-162451), including the related preliminary prospectus or prospectuses. Such registration statement registers the issuance and sale by the Company of the Shares under the Securities Act. Such registration statement (and any further registration statements that may be filed by the Company for the purpose of registering additional Shares to be sold pursuant to this Agreement or for the purpose of complying with Rule 415(a)(5) under the Securities Act with respect to the registration of the Shares under the Securities Act), including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of

Form S-3 under the Securities Act as from time to time amended or supplemented, is herein referred to as the “Registration Statement,” and the prospectus constituting a part of such registration statement, together with the Prospectus Supplement and any pricing supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to a particular issuance of the Issuance Shares (each, an “Issuance Supplement”), including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, is referred to herein as the “Prospectus,” except that if any revised prospectus is provided to BNYMCM by the Company for use in connection with the offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to BNYMCM for such use. The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The term “preliminary prospectus” means any preliminary form of the Prospectus. As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.
     All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed by the Securities Act to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include, without limitation, the filing of any document under the Exchange Act which is or is deemed to be incorporated by reference in or otherwise deemed by the rules and regulations under the Securities Act to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be, as of any specified date.
     Section 3.02 WKSI; Ineligible Issuer Status and Automatic Shelf Registration Statement. (i) At the time of filing the Original Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, and (iv) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date hereof, and the Shares, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement.” The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to the use of the automatic shelf registration statement form.

     At the time of filing the Original Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares, and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.
     Section 3.03 Compliance with Securities Act Regulations. The Original Registration Statement became effective upon filing under Rule 462(e) under the Securities Act on October 13, 2009, and any post-effective amendment thereto also became effective upon filing under Rule 462(e). No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted, are pending or, to the knowledge of the Company, have been threatened.
     At each deemed effective date with respect to BNYMCM pursuant to Rule 430B(f)(2) under the Securities Act, at the Closing Date, at each Applicable Time within the applicable Selling Period, at the Issuance Date with respect to the applicable Selling Period and at each Settlement Date with respect to the applicable Selling Period, the Registration Statement, as amended as of such date, complied, complies and will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, and the Registration Statement, as amended as of such date, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that the foregoing shall not apply to those parts of the Registration Statement that constitute the Statements of Eligibility (Forms T-1) under the Trust Indenture Act of 1939). As of the Closing Date, as of the date of any filing of an Issuance Supplement pursuant to Rule 424(b) under the Securities Act and as of each Applicable Time within the applicable Selling Period, the Prospectus, as amended as of such date, conformed, conforms and will conform in all material respects to the requirements of the Securities Act and the rules and regulations thereunder and, as of such respective dates, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     The representations and warranties in this Section 3.03 shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Company in writing by BNYMCM expressly for use in the Registration Statement or any post-effective amendment thereto or the Prospectus or any amendment or supplement thereto.
     Section 3.04 Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, as applicable, and none of such documents contained or will contain at such time an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.05 No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise provided therein, (i) there has not occurred any material adverse change or any development that is reasonably likely to have a material adverse effect on the financial condition or in the earnings or business of the Company and its subsidiaries considered as one enterprise (a “Material Adverse Effect”), (ii) there have been no transactions entered into by the Company or its subsidiaries which are material with respect to the Company and its subsidiaries considered as one enterprise other than those in the ordinary course of business and (iii) except for regular quarterly distributions on the Common Shares, and regular distributions declared, paid or made in accordance with the terms of any class or series of the Company’s preferred shares, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital shares.
     Section 3.06 Financial Statements. The consolidated financial statements and supporting schedules of the Company included in, or incorporated by reference into, the Registration Statement and the Prospectus (in each case, other than any pro forma financial information and projections) present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations for the periods specified; except as otherwise stated in the Registration Statement and the Prospectus, said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis; and the supporting schedules, if any, included in, or incorporated by reference into, the Registration Statement and the Prospectus present fairly in all material respects the information required to be stated therein. The selected financial data and the summary financial information included in, or incorporated by reference into, the Registration Statement and the Prospectus (in each case, other than any pro forma financial information and projections) present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in, or incorporated by reference into, the Registration Statement and the Prospectus. The statements of certain revenues and expenses of the properties acquired or proposed to be acquired, if any, included in, or incorporated by reference into, the Registration Statement and the Prospectus present fairly in all material respects the information set forth therein and have been prepared, in all material respects, in accordance with the applicable financial statement requirements of Rule 3-14 under the Exchange Act with respect to real estate operations acquired or to be acquired. The pro forma financial statements and the other pro forma financial information (including the notes thereto), included in, or incorporated by reference into, the Registration Statement and the Prospectus present fairly, in all material respects, the information set forth therein, have been prepared, in all material respects, in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein and the assumptions used in the preparation of such pro forma financial statements and other pro forma financial information (including the notes thereto) are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. All disclosures contained in the Registration Statement and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission), if any, comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

     Section 3.07 Independent Accountants. PricewaterhouseCoopers LLP, who has expressed its opinion on the audited financial statements and related schedules included in, or incorporated by reference into, the Registration Statement and the Prospectus, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations thereunder.
     Section 3.08 Good Standing of the Company. The Company has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Ohio, with power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus; the Company is in possession of and operating in compliance with all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders required for the conduct of its business, all of which are valid and in full force and effect, except where the failure to so possess or comply would not have a Material Adverse Effect; and the Company is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions where its ownership or leasing of properties or the conduct of its business requires such qualification, except where failure to qualify and be in good standing would not have a Material Adverse Effect.
     Section 3.09 Subsidiaries. Each significant subsidiary, as defined in Rule 405 under the Securities Act (each, a “Significant Subsidiary”), has been duly incorporated or formed and is validly existing as a corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation, partnership or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be duly incorporated or formed, validly existing, have such power or authority or be so qualified would not have a Material Adverse Effect.
     Section 3.10 Capitalization. The issued and outstanding capital shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive or other similar rights; and all of the issued and outstanding capital stock of the Company’s Significant Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for such security interests, mortgages, pledges, liens, encumbrances, claims or equities that would not have a Material Adverse Effect.
     Section 3.11 Shares. The Shares (in an amount up to the Maximum Program Amount) have been, or will have been at the time such Shares are issued, duly authorized by the Company for issuance and sale pursuant to this Agreement and, when issued and delivered pursuant to this Agreement against payment of the consideration therefor specified herein, will be validly issued, fully paid and non-assessable. The Shares conform in all material respects to all statements relating thereto contained in the Prospectus. The issuance of the Shares is not subject to preemptive or other similar rights.

     Section 3.12 Litigation. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against the Company or its subsidiaries, which is required to be disclosed in the Prospectus (other than as disclosed therein), or which would have a Material Adverse Effect or would materially and adversely affect the consummation of this Agreement or the transactions contemplated herein.
     Section 3.13 No Conflicts. Neither the Company nor any of its Significant Subsidiaries is in violation of its respective Articles of Incorporation or other organizational document, or its Code of Regulations or bylaws, as the case may be (the “Code of Regulations”), or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its properties may be bound, where such defaults in the aggregate would have a Material Adverse Effect; and the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action, and compliance by the Company with its obligations hereunder will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or its Significant Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which it may be bound or to which any of the properties or assets of the Company or any of its Significant Subsidiaries is subject, nor will such action result in any violation of the provisions of the Articles of Incorporation or Code of Regulations or, to the best of the Company’s knowledge, any law, administrative regulation or administrative or court order or decree; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by this Agreement, except such as has been obtained or as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws or real estate syndication laws in connection with the transactions contemplated hereby.
     Section 3.14 Authorization. The Company has the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.
     Section 3.15 REIT Status. Starting with its taxable year ended December 31, 1993, the Company has elected under Section 856(c) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed as a real estate investment trust (“REIT”), and such election has not been revoked or terminated. The Company has qualified as a REIT for its taxable years ended December 31, 1993 through December 31 of its most recently completed taxable year and the Company has operated and intends to continue to operate so as to qualify as a REIT thereafter.
     Section 3.16 Investment Company Act. Neither the Company nor any of its subsidiaries is, or will be immediately after the consummation of the transactions contemplated by this Agreement, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

     Section 3.17 Registration Rights. Except as set forth in the Prospectus, there are no persons with registration or other similar rights to have any securities registered pursuant to the Registration Statement.
     Section 3.18 No Stabilization or Manipulation. None of the Company or any of its wholly-owned subsidiaries or, to the Company’s knowledge, any of the officers and directors thereof acting on the Company’s or such subsidiaries’ behalf has taken, directly or indirectly, any action resulting in a violation of Regulation M under the Exchange Act or designed to cause or result in, or which has constituted or which reasonably might be expected to constitute, the stabilization or manipulation of the price of the Common Shares.
     Section 3.19 Title to Property. (i) Except as described in the Registration Statement and the Prospectus, the Company or its subsidiaries have good and marketable title or leasehold interest, as the case may be, to the portfolio properties, including, without limitation, shopping centers and business centers (including, without limitation, centers owned through unconsolidated joint ventures and others that are otherwise consolidated by the Company) and undeveloped land (the “Portfolio Properties”) described in the Registration Statement and the Prospectus as being owned by the Company or its subsidiaries (except with respect to properties described in the Registration Statement and the Prospectus as being held by the Company through joint ventures), in each case free and clear of all liens, encumbrances, claims, security interests and defects (collectively, “Defects”), except where such Defects would not have a Material Adverse Effect; (ii) the joint venture interest in each property described in the Registration Statement and the Prospectus, as being held by the Company through a joint venture, is owned free and clear of all Defects except for such Defects that would not have a Material Adverse Effect; (iii) all liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of the Company or its subsidiaries are disclosed in the Registration Statement and the Prospectus, except for any such interests that would not have a Material Adverse Effect; and (iv) none of the Company, its wholly-owned subsidiaries or, to the knowledge of the Company, any lessee of any of the Portfolio Properties is in default under any of the leases governing the Portfolio Properties, except such defaults that would not have a Material Adverse Effect, and the Company does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases, except such defaults that would not have a Material Adverse Effect.
     Section 3.20 Title Insurance. The Company or its subsidiaries have title insurance on each of the Portfolio Properties (except with respect to each property described in the Prospectus as held by the Company through a joint venture) in an amount at least equal to the greater of (i) the cost of acquisition of such Portfolio Property and (ii) the cost of construction of the improvements located on such Portfolio Property except, in each case, where the failure to maintain such title insurance would not have a Material Adverse Effect; the joint venture owning each property described in the Prospectus as held by the Company through a joint venture has title insurance on such property in an amount at least equal to the greater of (i) the cost of acquisition of such Portfolio Property by such joint venture and (ii) the cost of construction of the improvements located on such Portfolio Property, except in each case, where the failure to maintain such title insurance would not have a Material Adverse Effect.

     Section 3.21 Mortgages and Deeds of Trust. The notes secured by the mortgages and deeds of trust encumbering the Portfolio Properties (except with respect to each property described in the Prospectus as held by the Company through a joint venture) are not convertible, except where the conversion of such notes would not have a Material Adverse Effect, and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized to any property that is not a Portfolio Property, except where such cross-default or cross-collateralization, if triggered, would not have a Material Adverse Effect.
     Section 3.22 Environmental Laws. The Company has no knowledge of (i) the unlawful presence of any regulated hazardous substances, hazardous materials, toxic substances or waste materials (collectively, “Hazardous Materials”) in violation of Environmental Laws (as hereinafter defined) on any of the Portfolio Properties or (ii) any spills, releases, discharges or disposals of Hazardous Materials in violation of Environmental Laws that have occurred or are presently occurring from the Portfolio Properties as a result of any construction on or operation and use of the Portfolio Properties, which presence or occurrence would have a Material Adverse Effect. In connection with the construction on or operation and use of the Portfolio Properties, the Company represents that, as of the Closing Date, the Company has no knowledge of any material failure to comply with all applicable local, state and federal environmental laws, regulations, ordinances and binding administrative and judicial orders relating to the generation, storage, handling, transport and disposal of any Hazardous Materials (“Environmental Laws”) that would have a Material Adverse Effect.
     Section 3.23 Internal Accounting and Other Controls. The Company and its subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has no knowledge of any material weaknesses in its internal control over financial reporting and, except as described in the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     Section 3.24 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) in accordance with the rules and regulations under the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act.
     Section 3.25 Absence of Labor Dispute. No labor problem or dispute with the employees of the Company or the subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, that would have a Material Adverse Effect, except as set forth in or contemplated in the Registration Statement and the Prospectus.

     Section 3.26 Use of Proceeds. The Company will use the net proceeds from the offering of Shares in the manner specified in the Prospectus under “Use of Proceeds.”
     Section 3.27 No Finder’s Fees. Except as provided for in this Agreement, the Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.
     Section 3.28 Insurance. Each of the Company and its subsidiaries is insured by insurers of recognized financial responsibility against such material losses and risks and in such amounts as management of the Company believes to be prudent.
     Section 3.29 Aggregate Market Value. As of the later of (i) the date that the Registration Statement or the most recent post-effective amendment thereto became effective under the Securities Act and (ii) the date that the Company’s Annual Report on Form 10-K for its most recently completed fiscal year is filed with the Commission under the Exchange Act, the aggregate market value of the voting shares held by non-Affiliates of the Company (computed using the price at which the Common Shares were last sold as of a date within 60 days prior to such date) exceeds $150 million.
ARTICLE IV
COVENANTS
     The Company covenants and agrees during the term of this Agreement with BNYMCM as follows:
     Section 4.01 Registration Statement and Prospectus. (i) To make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares and (y) by means of a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus; provided, that the Company will give prior written notice to BNYMCM of the intention to file such report and describing the subject matter to be included in such report as soon as reasonably practicable prior to the filing of such report) after the date of delivery of an Issuance Notice and prior to the related Settlement Date at any time prior to having afforded BNYMCM a reasonable opportunity to review and comment thereon; (ii) to prepare, with respect to any Issuance Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Shares in a form previously approved by BNYMCM and to file such Issuance Supplement pursuant to Rule 424(b) under the Securities Act within the time period required thereby and to deliver such number of copies of each Issuance Supplement to each exchange or market on which such sales were effected, in each case unless delivery and filing of such an Issuance Supplement is not required by applicable law or by the rules and regulations of the Commission; (iii) to make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares and (y) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K or a Registration Statement on Form 8-A or any amendments thereto filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Registration Statement or the Prospectus except to the extent required by Section 4.01(i)) at any time prior to having afforded BNYMCM a reasonable opportunity to review and comment thereon and to advise BNYMCM promptly when any such amendment to the Registration Statement has been filed or has become effective or any such amendment or supplement to the Prospectus has been filed with the Commission; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Shares, and during such same period to advise BNYMCM, promptly after the Company receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information relating thereto, or the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus; (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification during a Selling Period, to use promptly its commercially reasonable efforts to obtain its withdrawal; in the event any such stop order or such other order is issued outside a Selling Period, the Company will promptly advise BNYMCM as to the issuance thereof and as to whether it intends to seek to obtain its withdrawal; and (vi) to pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1)(i) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of the Prospectus Supplement or any Issuance Supplement filed pursuant to Rule 424(b)).
     If, immediately prior to the third anniversary of the filing of the Original Registration Statement, any of the Shares remain unsold hereunder, the Company will, prior to such third anniversary and subject to this Section 4.01, file, if it has not already done so, a new automatic shelf registration statement or shelf registration statement, as applicable, relating to the Shares, and, if such registration statement is not an automatic shelf registration statement, will use its reasonable best efforts to cause such registration statement to be declared effective as soon as practicable, and will take all other reasonable actions necessary or appropriate to permit the offering and sale of Shares to continue as contemplated in the expired registration statement relating to such Shares and this Agreement. References herein to the “Registration Statement” shall include such new automatic shelf registration statement or shelf registration statement, as applicable.
     Section 4.02 Blue Sky. To use its commercially reasonable efforts to cause the Shares to be listed on the Principal Market and promptly from time to time to take such action as BNYMCM may reasonably request to cooperate with BNYMCM in the qualification of the Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as BNYMCM may reasonably request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the sale of the Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction.
     Section 4.03 Copies of Registration Statement and Prospectus. To furnish BNYMCM with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) under the Securities Act, both in such quantities as BNYMCM may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify BNYMCM and to request that BNYMCM suspend offers to sell Shares (and, if so notified, BNYMCM shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise BNYMCM promptly by telephone (with confirmation in writing or e-mail) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period BNYMCM is required to deliver a prospectus in respect of transactions in the Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.
     Section 4.04 Rule 158. To make generally available to its holders of the Shares as soon as practicable, but in any event not later than 18 months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Company and its consolidated subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission promulgated thereunder (including the option of the Company to file periodic reports in order to make generally available such earnings statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 under the Securities Act).
     Section 4.05 Information. Except where such reports, communications, financial statements or other information is available on the Commission’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system, to furnish to BNYMCM (in paper or electronic format) copies of all publicly available reports or other communications (financial or other) furnished generally to shareholders and filed with the Commission pursuant to the Exchange Act, and deliver to BNYMCM (in paper or electronic format) (i) promptly after they are available, copies of any publicly available reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional publicly available information concerning the business and financial condition of the Company as BNYMCM may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders generally or to the Commission).
     Section 4.06 Representations and Warranties. That each delivery of an Issuance Notice and each delivery of Shares on a Settlement Date shall be deemed to be (i) an affirmation to BNYMCM that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus, and (ii) an undertaking that the Company will advise BNYMCM if any of such representations and warranties will not be true and correct as of the Settlement Date for the Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).
     Section 4.07 Opinions of Counsel. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than the Shares, (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z) filed during a Selling Period, reasonably requested by BNYMCM within five days of the filing thereof with the Commission; provided, that, notwithstanding the foregoing, such request must be made prior to the final Settlement Date of the applicable Selling Period), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement, an “Opinion Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Opinion Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Issuance Shares is required to be delivered to BNYMCM under the Securities Act, such time shall be as soon as practicable after each Opinion Trigger Event that occurs during such Selling Period) furnish or cause to be furnished to BNYMCM a written opinion of Jones Day, counsel to the Company, dated the date of delivery and in form reasonably satisfactory to BNYMCM, (i) if such counsel has previously furnished an opinion to the effect set forth in Exhibit B, to the effect that BNYMCM may rely on such previously furnished opinion of such counsel to the same extent as though it were dated the date of such letter authorizing reliance (except that the statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel has not previously furnished an opinion to the effect set forth in Exhibit B, of the same tenor as such an opinion of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall not be obligated to deliver any such opinion unless and until such time as the Company delivers an Issuance Notice or the Opinion Trigger Event occurs during a Selling Period.

     Section 4.08 Comfort Letters. That each time the Registration Statement or the Prospectus is amended or supplemented, including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only a Current Report on Form 8-K that contains financial statements filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus), other than an amendment or supplement relating solely to the issuance or offering of securities other than the Shares, in any case to set forth financial information included in or derived from the Company’s financial statements or accounting records (each such amendment or supplement, a “Comfort Letter Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Comfort Letter Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Issuance Shares is required to be delivered by BNYMCM under the Securities Act, such time shall be as soon as practicable after each Comfort Letter Trigger Event that occurs during such Selling Period) cause the independent registered public accounting firm who has audited the financial statements so included or incorporated by reference in the Registration Statement to furnish to BNYMCM a letter, dated the date of delivery, in form reasonably satisfactory to BNYMCM, of the same tenor as the letter referred to in Section 5.01(g) but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(g) that was last furnished to BNYMCM; provided, however, that the Company shall not be obligated to deliver any such comfort letter unless and until such time as the Company delivers an Issuance Notice or the Comfort Letter Trigger Event occurs during a Selling Period.
     Section 4.09 Officers’ Certificate. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than the Shares, (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z) filed during a Selling Period, reasonably requested by BNYMCM within five days of the filing thereof with the Commission; provided, that, notwithstanding the foregoing, such request must be made prior to the final Settlement Date of the applicable Selling Period), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement, an “Officers’ Certificate Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Officers’ Certificate Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Issuance Shares is required to be delivered by BNYMCM under the Securities Act, such time shall be as soon as practicable after each Officers’ Certificate Trigger Event that occurs during such period) furnish or cause to be furnished forthwith to BNYMCM a certificate, dated the date of delivery, in such form and executed by such officers of the Company as is reasonably satisfactory to BNYMCM, of the same tenor as the certificate referred to in Section 2.02(ii) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall not be obligated to deliver any such officers’ certificate unless and until such time as the Company delivers an Issuance Notice or the Officers’ Certificate Trigger Event occurs during a Selling Period.
     Section 4.10 Stand Off Agreement. Without the written consent of BNYMCM, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Shares or securities convertible into or exchangeable for Common Shares (other than Shares hereunder), warrants or any rights to purchase or acquire Common Shares during the period beginning on the first Trading Day immediately prior to the date on which any Issuance Notice is delivered to BNYMCM hereunder and ending on the first Trading Day immediately following the Settlement Date with respect to Shares sold pursuant to such Issuance Notice (the “Stand Off Period”); provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Shares, options to purchase Common Shares or Common Shares issuable upon the exercise of options or other equity awards pursuant to any employee or director share option, incentive or benefit plan, share purchase or ownership plan, long-term incentive plan, distribution reinvestment plan or other compensation plan of the Company or its subsidiaries, whether currently existing or adopted hereafter, (ii) Common Shares issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings and (iii) Common Shares issuable as consideration in connection with acquisitions of business, assets or securities of other Persons.
     Section 4.11 Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) during the Stand Off Period, sell, bid for or purchase the Shares, or pay anyone any compensation for soliciting purchases of the Shares other than BNYMCM.
ARTICLE V
CONDITIONS TO DELIVERY OF ISSUANCE
NOTICES AND TO SETTLEMENT
     Section 5.01 Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of BNYMCM to Sell Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of BNYMCM to sell Shares during the applicable Selling Period is subject to the satisfaction, on the applicable Settlement Date, of each of the following conditions:
     (a) Effective Registration Statement and Authorizations. The Registration Statement shall remain effective and sales of all of the Shares (including all of the Issuance Shares issued with respect to all prior Issuances and all of the Issuance Shares expected to be issued in connection with the Issuance specified by the current Issuance Notice) may be made by BNYMCM thereunder, and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of BNYMCM; and (iv) no event specified in Section 4.03 shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus, as the case may be, as provided in Section 4.03. The authorizations referred to in this Agreement shall have been issued and shall be in full force and effect, and such authorizations shall not be the subject of any pending or, to the Company’s knowledge, threatened application for rehearing or petition for modification, and are sufficient to authorize the issuance and sale of the Shares.
     (b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the Closing Date, as of the applicable date referred to in Section 4.09 that is prior to such Issuance Date or Settlement Date, as the case may be, and as of such Issuance Date and Settlement Date as though made at such time.
     (c) Performance by the Company. The Company shall have performed, satisfied and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.
     (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.
     (e) Material Adverse Changes. Since the Closing Date, no event that had or would reasonably be expected to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).
     (f) No Suspension of Trading In or Delisting of Common Shares; Other Events. The trading of the Common Shares (including without limitation the Issuance Shares) shall not have been suspended by the Commission, the Principal Market or the Financial Industry Regulatory Authority (“FINRA”) since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Shares (including without limitation the Issuance Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following: (i) if trading generally on the Principal Market or The Nasdaq Stock Market has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by either of such exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New

York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the sole judgment of BNYMCM makes it impracticable or inadvisable to proceed with the sale of Shares of the Company.
     (g) Comfort Letter. The independent registered public accounting firm who has audited the financial statements included or incorporated by reference in the Registration Statement shall have furnished to BNYMCM a letter required to be delivered pursuant to Section 4.08 on or before the date on which satisfaction of this condition is determined.
     (h) No Defaults. The execution and delivery of this Agreement and the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Agreement will not result in the Company or any of the Significant Subsidiaries being in default of (whether upon the passage of time, the giving of notice or both) its organizational and other governing documents, or any provision of any security issued by the Company or any of its Significant Subsidiaries, or of any agreement, instrument or other undertaking to which the Company or any of its Significant Subsidiaries is a party or by which it or any of its properties or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its Significant Subsidiaries or any of their property or assets is bound, in each case which default, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     (i) Trading Cushion. The Selling Period for any previous Issuance Notice shall have expired.
     (j) Maximum Issuance Amount. In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that (I) the sum of (x) the Sales Price of the requested Issuance Amount, plus (y) the aggregate Sales Price of all Shares issued under all previous Issuances effected pursuant to this Agreement, would exceed the Maximum Program Amount or (II) the requested Issuance Amount exceeds $100,000,000 without the prior written consent of BNYMCM.
     (k) Prospectus Supplement and Issuance Supplement. (i) A supplement to the prospectus included in the Registration Statement related to the offering and sale of Shares pursuant to this Agreement (a “Prospectus Supplement”), in form and substance to be agreed upon by the parties, setting forth information regarding this Agreement including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date.
     (ii) To the extent required by Section 4.01(ii), an Issuance Supplement, in form and substance to be agreed upon by the parties hereto, shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYMCM on or prior to the Issuance Date.
     (l) Counsel Letter. The counsel specified in Section 4.07, or other counsel selected by the Company and reasonably satisfactory to BNYMCM, shall have furnished to BNYMCM their written opinion required to be delivered pursuant to Section 4.07 on or before the date on which satisfaction of this condition is determined. Notwithstanding the foregoing, in the event the Issuance Amount with respect to any Issuance Notice exceeds, individually or in the aggregate with all prior Issuance Amounts, the Initial Authorized Amount, then the Company shall be obligated to furnish or cause to be furnished to BNYMCM, on the date of delivery of such Issuance Notice, the written opinion of such counsel to the effect set forth in paragraph 4 of Exhibit B.
     (m) Officers’ Certificate. The Company shall have furnished or caused to be furnished to BNYMCM an officers’ certificate executed by the Chief Executive Officer, the President, the Chief Investment Officer or any Executive or Senior Vice President of the Company and by the Chief Financial Officer or Treasurer of the Company, signing in such respective capacities, required to be delivered pursuant to Section 4.09 on or before the date on which satisfaction of this condition is determined, as to the matters specified in Section 2.02(ii). Notwithstanding the foregoing, in the event the Issuance Amount with respect to any Issuance Notice exceeds, individually or in the aggregate with all prior Issuance Amounts, the Initial Authorized Amount, then the Company shall be obligated to furnish or cause to be furnished to BNYMCM, on the date of delivery of such Issuance Notice, an officers’ certificate of the same tenor as the certificate referred to in Section 2.02(ii).
     (n) Other Documents. On the Closing Date and prior to each Issuance Date and Settlement Date, BNYMCM and its counsel shall have been furnished with such documents as they may reasonably request in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be satisfactory in form and substance to BNYMCM and its counsel.
     Section 5.02 Documents Required to be Delivered on each Issuance Date. BNYMCM’s obligation to sell Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to BNYMCM on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to BNYMCM, executed by the Chief Executive Officer, the President, the Chief Financial Officer or the Chief Investment Officer of the Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).
     Section 5.03 Suspension of Sales. The Company or BNYMCM may, upon notice to the other party hereto in writing, including by e-mail, or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Issuance Shares sold hereunder prior to the receipt of such notice. The Company agrees that no such notice shall be effective against BNYMCM unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule may be amended from time to time. BNYMCM agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule 1 may be amended from time to time.
ARTICLE VI
INDEMNIFICATION AND CONTRIBUTION
     Section 6.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless BNYMCM, its officers, directors, employees and agents, and each Person, if any,

who controls BNYMCM within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which BNYMCM, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto or any Free Writing Prospectus or preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information related to BNYMCM or its plan of distribution furnished in writing to the Company by or on behalf of BNYMCM expressly for use therein, and the Company shall reimburse BNYMCM, its officers, directors, employees and agents, and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.
     Section 6.02 Indemnification by BNYMCM. BNYMCM agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to BNYMCM or its plan of distribution furnished to the Company by or on behalf of BNYMCM expressly for use therein and BNYMCM shall reimburse the Company, its officers, directors, employees and agents and each Controlling Person of the Company for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

     Section 6.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Section 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.
     Section 6.04 Contribution. If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and BNYMCM, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and BNYMCM on the other hand from the offering of the Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of BNYMCM in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by BNYMCM, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Shares (before deducting expenses) received by the Company bear to the total commissions received by BNYMCM in respect thereof. The relative fault of the Company, on the one hand, and of BNYMCM, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by BNYMCM on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and BNYMCM agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, BNYMCM shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04, each officer, director, employee and agent of BNYMCM, and each Controlling Person, shall have the same rights to contribution as BNYMCM, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company and BNYMCM under this Article VI shall be in addition to any liability that the Company and BNYMCM may otherwise have.
ARTICLE VII
TERMINATION
     Section 7.01 Term. Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.
     Section 7.02 Termination by BNYMCM. BNYMCM may terminate the right of the Company to effect any Issuances under this Agreement upon one Trading Day’s notice if any of the following events shall occur:

(a)	The Company or any Significant Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its properties or business; or such a receiver or trustee shall otherwise be appointed;

(b)	Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Significant Subsidiaries;

(c)	The Company shall fail to maintain the listing of the Common Shares on the Principal Market;

(d)	Since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(e)	BNYMCM shall have given ten days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.
     Section 7.03 Termination by the Company. The Company shall have the right, by giving one Trading Day’s notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time; provided, however, that termination in no event shall be effective prior to settlement of all outstanding sales of Issuance Shares under this Agreement. After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.
     Section 7.04 Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party hereto to any other party hereto except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices; and provided, further, that in any case the provisions of Article VI, Article VIII and Article IX shall survive termination of this Agreement without limitation.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY
     All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BNYMCM and its officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Shares and payment therefor or (iii) any termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with BNYMCM prior to making such disclosures, and the parties hereto shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties hereto. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby that includes information related to this Agreement or transactions contemplated hereby that has not been previously disclosed without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties hereto.
     Section 9.02 Expenses. The Company covenants and agrees with BNYMCM that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplements and all other amendments and supplements thereto and the mailing and delivery of copies thereof to BNYMCM and the Principal Market; (ii) BNYMCM’s reasonable documented out-of-pocket expenses (up to $30,000 in the aggregate), including the reasonable fees, disbursements and expenses of counsel for BNYMCM (including in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 4.02 and in connection with preparing any blue sky survey), in connection with this Agreement and the Registration Statement and any Issuances hereunder and ongoing services in connection with the transactions contemplated hereunder; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 4.02; (v) the cost of preparing the Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Shares on the Principal Market and any filing fees incident to any required review by FINRA of the terms of the sale of the Shares in connection with this Agreement and the Registration Statement; and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section. During the term of this Agreement, the Company shall pay BNYMCM’s attorneys’ fees for its quarterly or other periodic due diligence review in connection with the delivery by the Company of an Issuance Notice and review of the opinions, letters and certificates delivered pursuant to Sections 4.07, 4.08 and 4.09 and related matters (amount not to exceed $15,000 for any fiscal quarter, unless otherwise agreed by the parties hereto).
     Section 9.03 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: Developers Diversified Realty Corporation at 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention: William H. Schafer, Executive Vice President and Chief Financial Officer, Facsimile No.: 216-755-1650, E-mail: bschafer@ddr.com, with a copy (which shall not constitute notice) to: Developers Diversified Realty Corporation at 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention: David E. Weiss, Senior Vice President and General Counsel, Facsimile No.: 216-755-1650, E-mail: dweiss@ddr.com, and to: Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention: Michael J. Solecki, Facsimile No.: 216-579-0212, E-mail: mjsolecki@jonesday.com; and (ii) if to BNYMCM, BNY Mellon Capital Markets, LLC, 32 Old Slip, 15th Floor, New York, New York 10286, Attention: Daniel C. de Menocal, Jr., Facsimile No.: 212-804-5832, E-mail: daniel.de.menocal@bnymellon.com, with a copy (which shall not constitute notice) to: Sidley Austin llp, 787 Seventh Avenue, New York, New York 10019, Attention J. Gerard Cummins, Facsimile No.: 212-839-5599, E-mail: jcummins@sidley.com. Except as set forth in Sections 2.03, 4.03 and 5.03, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.
     Section 9.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties hereto, whether oral or written, with respect to the subject matter hereof.
     Section 9.05 Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
     Section 9.06 No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or BNYMCM. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and, to the extent provided in Article VI, the Controlling Persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.

     Section 9.07 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     Section 9.08 Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.
     Section 9.09 Titles and Headings. Titles, captions and headings of the articles and sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. Unless indicated otherwise, references to articles, sections, subsections and exhibits throughout this Agreement are to the corresponding articles, sections, subsections and exhibits of this Agreement.
     Section 9.10 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party hereto waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.
     Section 9.11 Waiver of Jury Trial. The Company and BNYMCM each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.
     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.
     Section 9.13 Adjustments for Share Splits, etc. The parties hereto acknowledge and agree that share related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect share splits, share dividends, reverse share splits, combinations and similar events.

     Section 9.14 No Fiduciary Duty. The Company acknowledges and agrees that BNYMCM is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other Person and will not claim that BNYMCM is acting in such capacity in connection with the offering of the Shares contemplated hereby. Additionally, BNYMCM is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of Shares contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and BNYMCM shall have no responsibility or liability to the Company with respect thereto. Any review by BNYMCM of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of BNYMCM and shall not be on behalf of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ William H. Schafer
	Name:	William H. Schafer
	Title:	Executive Vice President and Chief Financial Officer

BNY MELLON CAPITAL MARKETS, LLC

By:	/s/ Daniel C. de Menocal, Jr.
	Name:	Daniel C. de Menocal, Jr.
	Title:	Managing Director

EXHIBIT A
ISSUANCE NOTICE
[Date]
BNY Mellon Capital Markets, LLC
32 Old Slip, 15th Floor
New York, New York 10286
Attn: Daniel C. de Menocal, Jr.
Reference is made to the Sales Agency Financing Agreement between Developers Diversified Realty Corporation (the “Company”) and BNY Mellon Capital Markets, LLC dated as of November 9, 2009. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.
Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s):

Issuance Amount:	$

Floor Price Limitation (Adjustable by Company during the Selling Period, and in no event less than $1.00 without the prior written consent of BNYMCM, which consent may be withheld in BNYMCM’s sole discretion): $ ____ per share

Comments:

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:
Name:
Title:

A-1

EXHIBIT B
Form of Opinion of Jones Day, Counsel for the Company

B-1

SCHEDULE 1
BNYMCM
Daniel C. de Menocal, Jr.

Telephone:	(212) 804-5094
Facsimile:	(212) 804-5832
Email:	daniel.de.menocal@bnymellon.com
Address:	32 Old Slip, 15th Floor
New York, New York 10286
Harry Skirlis

Telephone:	(201) 680-4494
Facsimile:	(201)680-4654
Email:	harold.skirlis@bnymellon.com
DEVELOPERS DIVERSIFIED REALTY CORPORATION
William Schafer

Telephone:	(216) 755-5775
Facsimile:	(216) 755-1776
Email:	bschafer@ddr.com
Address:	3300 Enterprise Parkway
Beachwood, Ohio 44122
Tammy Battler

Telephone:	(216) 755-5770
Facsimile:	(216) 755-1700
Email:	tbattler@ddr.com
Address:	3300 Enterprise Parkway
Beachwood, Ohio 44122

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